Exhibit 99.1

For investor inquiries, contact: Sam Smith Senior Vice President & CFO Cano Petroleum, Inc. 877.698.0900 ior@canopetro.com

CANO PETROLEUM ANNOUNCES TEXAS PANHANDLE WILDFIRE
CASE DISMISSED

Fort Worth, Texas, June 21, 2007—Cano Petroleum (Amex:CFW), announced that the 100th District Court in Carson County, Texas entered final judgment today dismissing claims brought against Cano Petroleum, Inc. and certain of its subsidiaries arising out of wildfires in the Texas Panhandle in March 2006.  In the suit, filed eleven days after the fire, Burnett Ranches, Ltd., Anne Burnett Windfohr Marion and the Burnett Trust, owners of the 6666 Ranch, claimed that electrical lines feeding oil and gas operations of W.O. Operating Company caused the Borger Fire, which the plaintiffs claimed burned in excess of 475,000 acres beginning on March 12, 2006.  In addition to holding that the Company and its subsidiaries were not negligent, the Court also dismissed claims that sought to terminate oil and gas leases held by Anne Burnett Windfohr Marion and Texas Christian University.  The plaintiffs can appeal the judgment.  Jeff Johnson, CEO of Cano Petroleum, Inc., stated: “The Court’s ruling and dismissal of this case confirms our belief that this suit and other related suits have no merit.”  Seven other suits with similar claims remain pending.  The Company and its subsidiaries intend to vigorously defend themselves in those cases.

ABOUT CANO PETROLEUM:

Cano Petroleum Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States.  Led by an experienced management team, Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods.  Cano trades on the American Stock Exchange under the ticker symbol CFW.  Additional information is available at www.canopetro.com.

Final Judgment Release/Page 2

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the ultimate result of the descried litigation to differ materially from the result discussed in any such forward-looking statement. These risks include, but are not limited to, the possibility of a successful appeal by the plaintiffs of a final judgment. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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